EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-107438, 333-144265, 333-159282, 333-162733 and 333-173854 on Form S-8 and Registration Statement Nos. 333-145988, 333-166169, 333-173853 and 333-173855 on Form S-3 of our report dated April 5, 2011, relating to the consolidated financial statements of NeoStem, Inc. and subsidiaries as of and for the year ended December 31, 2010, appearing in this Annual Report on Form 10-K of NeoStem, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 20, 2012